PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant /x /
Filed by a Party other than the Registrant  /  /

     Check the appropriate box:
/x / Preliminary Proxy Statement
/  / Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
/  / Definitive Proxy Statement
/  / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

      MAXXAM Inc.
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(Name of Registrant as Specified In Its Charter)


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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

/x / No fee required.

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     11.

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pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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/  / Fee paid previously with preliminary materials.

/  / Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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                               [MAXXAM Logo]







                                                             April __, 1997
To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of MAXXAM Inc. to be held at 10:00 a.m. on Thursday, May 22, 1997, at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas.

     Although you may presently plan to attend the Annual Meeting, we urge you to indicate your approval in the spaces provided on the enclosed proxy card by voting "FOR" the election of the directors named in the attached proxy statement. Please then date, sign and promptly return the proxy card in the enclosed envelope. If you are a stockholder of record and attend the Annual Meeting, as we hope you will, you may vote in person even if you have previously mailed a proxy card.

     We look forward to seeing as many of you as possible at the Annual
Meeting.




                         CHARLES E. HURWITZ
                         Chairman of the Board,
                         President and Chief Executive
                         Officer

                                MAXXAM INC.
                        5847 SAN FELIPE, SUITE 2600
                            HOUSTON, TEXAS 77057


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 22, 1997

          The Annual Meeting of Stockholders (the "Annual Meeting") of MAXXAM Inc. (the "Company") will be held at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas, on Thursday, May 22, 1997, at 10:00 a.m., local time, for the following purposes:

          1. To elect three (3) directors to serve on the Board of Directors of the Company, two of whom will be elected by the holders of Common Stock, voting separately as a class, to hold office until the 1998 Annual Meeting of Stockholders or until their successors are elected and qualified, and one of whom will be elected by holders of Common Stock and Class A $.05 Non-Cumulative Participating Convertible Preferred Stock, voting together as a single class, to hold office until the 2000 Annual Meeting of Stockholders or until his successor is elected and qualified;

          2. To vote on a proposed resolution submitted by certain stockholders of the Company relating to 60,000 acres of timberlands in northern California owned by the Company's principal forest products subsidiary; and

          3. To transact such other business as may be properly presented to the Annual Meeting or any adjournments or postponements thereof.

          Stockholders of record as of the close of business on March 25, 1997 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available commencing May 12, 1997, and may be inspected for purposes germane to the Annual Meeting during normal business hours prior to the Annual Meeting at the offices of the Company, 5847 San Felipe, Suite 2600, Houston, Texas.

                                        By Order of the Board of Directors

                                        BYRON L. WADE
                                        Secretary

April __, 1997




                                 IMPORTANT

          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE AND WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ANY STOCKHOLDER WHO ATTENDS THE ANNUAL MEETING MAY VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE ANNUAL MEETING AND, IN THAT EVENT, HIS OR HER PROXY WILL NOT BE USED.


                                MAXXAM INC.
                        5847 SAN FELIPE, SUITE 2600
                            HOUSTON, TEXAS 77057


                              PROXY STATEMENT
                                    FOR
                       ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 22, 1997

          This proxy statement (the "Proxy Statement") is furnished to stockholders in connection with the solicitation by the Board of Directors of MAXXAM Inc. (the "Company"), a Delaware corporation, of proxies for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 22, 1997, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of Annual Meeting. The principal executive offices of the Company are located at 5847 San Felipe, Suite 2600, Houston, Texas 77057, telephone (713) 975-7600.

          This Proxy Statement also provides certain additional information required to be disclosed by the Company as a result of the proxy contest initiated against the Company by "As You Sow" foundation and the "Rose Foundation for Communities and the Environment" (collectively, the "Foundations"). The Foundations are attempting to solicit proxies in opposition to your Board's nominees for director and in support of a resolution relating to 60,000 acres of timberland in northern California owned by The Pacific Lumber Company ("Pacific Lumber"), the Company's principal forest products subsidiary.

          This Proxy Statement, the accompanying white proxy card and the Notice of Annual Meeting of Stockholders are being mailed, commencing on or about April __, 1997, to the stockholders of record as of the close of business on March 25, 1997 (the "Record Date"). Only holders of record of the 8,631,573 shares of Common Stock (the "Common Stock") and the 688,856 shares of Class A $.05 Non-Cumulative Participating Convertible Preferred Stock (the "Preferred Stock") of the Company outstanding as of the Record Date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to ten votes on such matters as they are entitled to vote and as may properly come before the Annual Meeting or any adjournments or postponements thereof. The holders of Common Stock, voting separately as a class, are entitled to elect two members of the Company's Board of Directors, and the holders of Common Stock and Preferred Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors.

          We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please complete, date, sign and promptly return the enclosed white proxy card in the enclosed envelope. The persons authorized to act as proxies at the Annual Meeting, individually or jointly, as listed on the white proxy card are Charles E. Hurwitz and Anthony R. Pierno. You may revoke your proxy at any time prior to its exercise at the Annual Meeting by notice to the Company's Secretary, by filing a later-dated proxy or, if you attend the Annual Meeting, by voting your shares of stock in person. Proxies will be voted in accordance with the directions specified thereon or, in the absence of instructions, "FOR" the election of the nominees to the Board of Directors named in this Proxy Statement and "AGAINST" the proposed resolution relating to 60,000 acres of timberlands in northern California owned by Pacific Lumber.

          The presence, in person or by proxy, of the holders of shares of the Company's capital stock entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A plurality of the votes present, in person or by proxy, is necessary for the election of directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome. Abstentions may not be specified on the election of directors. Because of the proxy contest, brokers who hold shares in street name for customers may only vote such shares upon receipt of specific instructions. If your shares are held in the name of a brokerage firm or in "street name," please contact the person responsible for your account and give instructions for your shares to be voted on the white proxy card.

          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BANK OR BROKER CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD AS SOON AS POSSIBLE.

          THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE FOUNDATIONS. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER-DATED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE.

          IF YOU HAVE ANY QUESTIONS OR NEED FURTHER ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL THE COMPANY'S PROXY SOLICITOR, CORPORATE INVESTOR COMMUNICATIONS, INC., TOLL FREE AT 1-800-346-7885 OR COLLECT AT 201-896-1900.

                CERTAIN INFORMATION CONCERNING PARTICIPANTS

          The Company and its directors may be deemed to be "participants" as such term is defined by regulations promulgated by the Securities and Exchange Commission. Certain additional information with respect to the Company and certain of its directors is set forth in Appendix A to this Proxy Statement. Unless otherwise indicated, the business address of the directors is the address of the Company's principal executive offices.

                           ELECTION OF DIRECTORS

          The Company's Restated Certificate of Incorporation currently provides for three classes of directors (excluding the directors elected by the holders of Common Stock as discussed below) having staggered terms of office, with directors of each class to be elected by the holders of the Company's Common Stock and Preferred Stock, voting together as a single class, for terms of three years and until their respective successors have been duly elected and qualified. The Company's Restated Certificate of Incorporation also provides that so long as any shares of the Preferred Stock are outstanding, the holders of Common Stock, voting as a class separately from the holders of any other class or series of stock, shall be entitled to elect, for terms of one year, at each annual meeting, the greater of (i) two directors, or (ii) that number of directors which constitutes 25% of the total number of directors (rounded up to the nearest whole number) to be in office subsequent to such annual meeting.

          All three persons nominated for election to the Board of Directors at the Annual Meeting are currently members of the Board of Directors. Two of the nominees, Stanley D. Rosenberg and Robert J. Cruikshank, have been nominated for election by the holders of Common Stock, voting separately as a class, to hold office until the 1998 Annual Meeting of the Stockholders or until their successors shall have been duly elected and qualified. The person nominated to stand for election by the holders of Common Stock and Preferred Stock, voting together as a single class, to hold office until the 2000 Annual Meeting of Stockholders is Ezra
G. Levin. See "Executive Officers and Directors" and "Principal Stockholders" for information concerning each of the nominees and other directors, including the dates on which they first became directors, their business experience during the past five years and the number of shares of the Company's Common Stock and Preferred Stock owned beneficially by each of them as of April 1, 1997. Each of the nominees has consented to serve as a member of the Board of Directors if elected.

          The persons named on the enclosed white proxy card will vote the shares of Common Stock and Preferred Stock represented thereby for the election of the foregoing named nominees, except where authority has been withheld as to a particular nominee or as to all such nominees. Should any nominee decline or be unable to serve as a director of the Company, which is not anticipated, the persons named on the enclosed white proxy card will vote for the election of such other person, if any, as the Board of Directors may recommend.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT FOR DIRECTOR OF THE COMPANY.

                    PROPOSAL OFFERED BY THE FOUNDATIONS

          The Foundations are proposing that the stockholders of the Company adopt the following resolution:

               "RESOLVED: The shareholders request that MAXXAM become a "willing seller" of its Headwaters Forest properties, seeking to sell or trade all Company properties within the 60,000 acre Headwaters Forest area in northern California, to a government agency or conservation organization, for appropriate consideration, which may include relief from potential financial liabilities related to pending litigation (sometimes called debt-for-nature), in a manner consistent with sound tax planning."

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE ABOVE RESOLUTION.

STATEMENT IN OPPOSITION

          The Board of Directors and management of the Company are opposed to the adoption of this proposed resolution as it is not in the best interests of the Company. The resolution is inconsistent with the Company s much-publicized September 1996 agreement with the United States and the state of California (the Headwaters Agreement ). The Headwaters Agreement provides for the transfer to the United States and California of approximately 5,600 acres of the timberlands of Pacific Lumber, the Company s principal forest products subsidiary. These acres, along with an additional 1,900 acres of timberlands to be acquired from a third party, would be preserved by the United States and California. The 5,600 acres of Pacific Lumber timberlands include approximately 3,300 acres of virgin old growth redwood timberlands, including the so-called Headwaters Forest, the largest stand of virgin old growth redwood timberlands remaining in private hands. In return for the 5,600 acres to be transferred to the government, Pacific Lumber would receive approximately 7,800 acres of timberlands and $300 million in cash or other property, as well as other consideration. The Headwaters Agreement was entered into by the parties after long and intense negotiations. The Company stands by the Headwaters Agreement, believing that it maximizes the value of these assets for the Company s stockholders and serves well the interests of the Company and Pacific Lumber.

          This proposed resolution is very similar in scope to a 60,000-acre alternative to the Headwaters Agreement previously proposed by various environmental groups organizations which do not have in mind the best interests of the Company or Pacific Lumber. Government officials involved in the Headwaters Agreement have already rejected the 60,000-acre proposal as being unrealistic. The Company has also rejected the 60,000-acre alternative for several reasons, including that it would constitute nearly one-third of the Company s timberlands a transaction that would dwarf the Headwaters Agreement and which, even if it were advisable, is not realistically obtainable. The Company has no knowledge of a party willing and able to undertake such an enormous purchase.

          The proposal is also ill-advised. Pacific Lumber is the largest private employer in Humboldt County, California and its operations are important to the economy of the county and the region. The 60,000-acre proposal would dramatically impair those operations. It is likely that if such a proposal were implemented, Pacific Lumber would be compelled to undertake personnel layoffs and significantly reduce the scope of its lumber operations, which would reduce the economic contributions such operations make to the region. This would have a series of impacts which are economically and socially undesirable. The Headwaters Agreement was crafted with the notion that it would avoid serious economic dislocation a common objective of the parties to the agreement. The 60,000-acre proposal is inconsistent with the economic best interests of not only the Company but of Pacific Lumber s 1,600 employees, their families, the communities in which they work, the citizens of Humboldt County and of the entire coastal region of northern California.

          Finally, the resolution makes reference to  debt-for-nature.
This is a reference to proposals previously made by environmental groups that the Company swap portions of its timberlands in exchange for a debt purportedly owed by the Company to the federal government. See Certain
Transactions Litigation Matters USAT Litigation.   There are at least two
problems with these proposals. First, as the Company has repeatedly said, it does not believe there is any debt owed to the federal government. Second, the environmental groups making such proposals do not have the best interests of the Company in mind. They instead wish to expand the number of timberlands in public hands not by fairly compensating the Company for these timberlands as provided for by the Fifth Amendment to the U.S. Constitution but instead by trading them for non-existent debt.

          THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY URGES THAT YOU VOTE "AGAINST" THIS ILL-ADVISED, COUNTER-PRODUCTIVE PROPOSAL.



                               OTHER BUSINESS

          Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other business should properly come before the meeting, or any postponement or adjournment thereof, the persons named on the enclosed white proxy card will vote on such matters according to their best judgment.


                 THE BOARD OF DIRECTORS AND ITS COMMITTEES

          The Board of Directors of the Company (sometimes referred to herein as the "Board") held six meetings and acted by written consent on ten occasions during 1996. In addition, management confers frequently with directors on an informal basis to discuss Company affairs. During 1996, no director attended fewer than 75% of the aggregate of the meetings of the Board and all committees on which he served.

          The Board of Directors of the Company has the following standing committees: Executive, Audit, Compensation Policy, Section 162(m) Compensation, and Conflicts and Compliance. The Board does not have a standing nominating committee nor does it have any committee performing a similar function.

          The Executive Committee meets on call and has authority to act on most matters during the intervals between meetings of the entire Board of Directors. Its current members are Messrs. Hurwitz (Chairman) and Levin. The Executive Committee held no meetings nor did it act by written consent during 1996.

          The Audit Committee meets with the appropriate financial and legal personnel, internal auditors, and independent public accountants and reviews the internal controls of the Company and the objectivity and appropriateness of its financial statements and reports. It also reports to the Board of Directors on the major accounting policies and principles adopted by the Company and recommends to the Board the appointment and retention of the independent auditors of the Company. Further, the Audit Committee supervises and directs the financial reporting, affairs, policies and procedures of the Company. Messrs. Levin (Chairman) and Rosenberg served as members of this committee, which met on two occasions during 1996.

          Prior to its replacement by the Compensation Policy and Section 162(m) Compensation Committees on May 22, 1996, the Compensation Committee reviewed and advised management, made recommendations to the Board of Directors, and reviewed and approved proposals regarding the establishment or change of benefit plans, salaries or other compensation afforded the executive officers and other employees of the Company. Messrs. Cruikshank, Levin (Chairman) and Rosenberg served as members of this committee. During 1996, this committee met on one occasion and took action by unanimous written consent twice.

          The Compensation Policy Committee reviews and approves proposals concerning or related to the establishment or change of benefit plans, or material amendments to existing benefit plans, salaries or other compensation, including payments awarded pursuant to bonus and benefit plans maintained by the Company and its subsidiaries and to all executive officers and other employees of the Company and its subsidiaries. However, the Compensation Policy Committee is not responsible for the administration of, amendments to and awards pursuant to the 1994 Executive Bonus Plan (the "Executive Plan") or the 1994 Omnibus Employee Incentive Plan (the "Omnibus Plan") to the extent the Omnibus Plan applies to eligible participants under the Executive Plan. Messrs. Cruikshank, Levin (Chairman) and Rosenberg served as members of this committee. The Compensation Policy Committee met on three occasions and took action by unanimous written consent on two occasions during 1996.

          The Section 162(m) Compensation Committee has the authority to administer and make amendments to the Company's Executive Plan and the Omnibus Plan and such other plans or programs, if any, as are intended to comply with the provision of Section 162(m) of the Internal Revenue Code of 1986 as it may be amended from time to time (the "Code"), and to establish criteria to be used in determining awards to be made pursuant to the Executive Plan and, through exercise of its power of negative discretion, actual awards to be made pursuant to the Executive Plan and, to the extent applicable, the Omnibus Plan. Messrs. Cruikshank (Chairman) and Rosenberg served as members of this committee. During 1996, this committee met on three occasions.

          The Conflicts and Compliance Committee ensures that appropriate policies with regard to employee conduct pursuant to the legal and ethical business standards are formulated, maintained, periodically reviewed and properly implemented and enforced, and reviews possible conflicts of interest, establishes or maintains, governs and enforces policies regarding sensitive payments, insider trading with regard to the Company's equity securities and similar policies. Messrs. Rosenberg (Chairman), Cruikshank and Levin served as members of this committee, which met on two occasions and took action by unanimous written consent once during 1996.

DIRECTOR COMPENSATION

          Each of the directors who were not employees of or consultants to the Company received a fee of $30,000 for the 1996 calendar year.
Beginning May 22, 1996, such directors also were entitled to receive an annual fee of $1,500 for each Board committee they chaired (prorated from May 22 to December 31, 1996). Messrs. Cruikshank, Levin and Rosenberg received an aggregate of $30,915.32, $31,830.64 and $30,915.32, respectively, in payment of such director and committee chairman fees during 1996. No additional compensation for attending Board or committee meetings was paid to directors. Directors were reimbursed for travel and other disbursements relating to Board and Committee meetings. Fees to directors who were also employees of the Company were deemed to be included in their salary. Non-employee directors of the Company who also served as directors of the Company's majority-owned subsidiaries, Kaiser Aluminum Corporation ("Kaiser") and/or Kaiser Aluminum & Chemical Corporation ("KACC"), also received additional director or committee fees and were reimbursed for expenses pertaining to their services in such capacities from Kaiser or KACC. During 1996, Messrs. Cruikshank and Levin received an aggregate $35,000 and $38,000, respectively, in such director and committee fees from Kaiser and KACC (excluding any expense reimbursement).

          All non-employee directors are eligible to participate in a deferred compensation program. By executing a Deferred Fee Agreement, a non-employee director may defer all or part, in 25% increments, of the director's fees received from the Company for service in such capacity for any calendar year. The designated percentage of deferred fees are credited to a book account as of the date such fees would have been paid to the director and are deemed "invested" in two investment choices, again in 25% increments, of phantom shares of the Company's Common Stock and/or in an account bearing interest calculated using one-twelfth of the sum of the prime rate plus 2% on the first day of each month. Deferred director's fees, including all earnings credited to the book account, will be paid in cash to the director or beneficiary as soon as practicable following the date the director ceases for any reason to be a member of the Board of Directors, either in a lump sum or in a specified number of annual installments not to exceed ten, at the director's election. Mr. Levin is the only director who has elected to defer his director's fees, with such fees having been deferred since September 1, 1994.

          Non-employee directors are also eligible to participate in the Company's 1994 Non-Employee Director Stock Plan (the "Non-Employee Director Plan"). Pursuant to such plan, each eligible director receives an initial grant of an option to purchase 500 shares of Common Stock the day following the later of the 1994 Annual Meeting or the first annual meeting after such eligible director is first elected or appointed by the Board to be a director. Thereafter, each eligible director is granted an option to purchase 300 shares of Common Stock each year the day following the annual meeting. The exercise price of the options per share is the closing price of the Common Stock as reported by the American Stock Exchange on the date the option is granted. Each option granted under such plan becomes exercisable as to 25% of the shares on the first, second, third and fourth anniversaries of the date of the grant. During 1996, Messrs. Cruikshank, Levin and Rosenberg each received options to purchase 300 shares of the Company's Common Stock at an exercise price of $43.875.


                      EXECUTIVE OFFICERS AND DIRECTORS

          The following table sets forth certain information, as of the Record Date, with respect to the executive officers and directors of the Company. All officers and directors hold office until their respective successors are elected and qualified or until their earlier resignation or removal.




         NAME                             POSITIONS AND OFFICES WITH THE COMPANY
 --------------------  ----------------------------------------------------------------------------
 Charles E. Hurwitz    Chairman of the Board, President, Chief Executive Officer and Director
 Paul N. Schwartz      Executive Vice President and Chief Financial Officer
 John T. La Duc        Senior Vice President
 Anthony R. Pierno     Senior Vice President and General Counsel
 Robert E. Cole        Vice President--Federal Government Affairs
 Diane M. Dudley       Vice President--Chief Personnel Officer
 Robert W. Irelan      Vice President--Public Relations
 Ronald L. Reman       Vice President--Taxes
 Byron L. Wade         Vice President, Secretary and Deputy General Counsel
 Robert J. Cruikshank  Director
 Ezra G. Levin         Director
 Stanley D. Rosenberg  Director



          Charles E. Hurwitz. Mr. Hurwitz, age 56, has served as a member of the Board of Directors and the Executive Committee of the Company since August 1978 and was elected as Chairman of the Board and Chief Executive Officer of the Company in March 1980. Mr. Hurwitz has also served the
Company as President since January 1993.   Mr. Hurwitz has been, since
January 1974, Chairman of the Board and Chief Executive Officer of Federated Development Company ("Federated"), a New York business trust primarily engaged in the management of real estate investments, and a
principal stockholder of the Company.   In December 1994, Mr. Hurwitz was
appointed Vice Chairman of the Board of KACC.   He has served as a director
of Kaiser since October 1988 and of KACC since November 1988. Since May 1982, Mr. Hurwitz has been Chairman of the Board and Chief Executive Officer, and since January 1, 1993, President, of MAXXAM Group Inc. ("MGI"), a subsidiary of the Company engaged in forest products operations. Mr. Hurwitz has also been, since its formation in November 1996, Chairman of the Board, President and Chief Executive Officer of MAXXAM Group Holdings Inc. ("MGHI"), a wholly owned subsidiary of the Company and MGI's parent. Mr. Hurwitz has also served, since May 1993 and October 1995, respectively, as Director and Chairman of the Board of SHRP General Partner, Inc. ("SHRP"), the managing general partner of Sam Houston Race Park, Ltd., a Texas limited partnership which operates a horse racing facility in Texas.

          Paul N. Schwartz. Mr. Schwartz, age 50, has served as Executive Vice President and Chief Financial Officer of the Company since January 1995. He previously served as Senior Vice President--Corporate Development of the Company from June 1987 until December 1994, and Vice President-- Corporate Development of the Company from July 1985 to June 1987. Mr. Schwartz has served as a Vice President of MGI, Pacific Lumber and Scotia Pacific Holding Company ("Scotia Pacific"), a wholly owned subsidiary of Pacific Lumber, since May 1987, January 1987 and November 1992, respectively, and as Chief Financial Officer of MGI, Pacific Lumber and Scotia Pacific since February 1995. He also serves as Chairman of the Board and sole executive officer of United Financial Group, Inc., a Delaware public corporation, and has served as a director of Pacific Lumber and Scotia Pacific since February 1993, and as a director of MGI since January 1994. Mr. Schwartz has also served as Vice President, Chief Financial Officer and Director of MGHI since its formation in November 1996. Since May 1993, Mr. Schwartz has also served as a director and a Vice President of SHRP.

          John T. La Duc. Mr. La Duc, age 54, has served as Senior Vice President of the Company since September 1990. Mr. La Duc has also served Kaiser as Chief Financial Officer since May 1990 and as a Vice President since June 1989. He has also served KACC as a Vice President since June 1989 and Chief Financial Officer since January 1990. Mr. La Duc served as Kaiser's Treasurer from August 1995 until February 1996 and from January 1993 until April 1993, and as KACC's Treasurer from June 1995 until February 1996 and from January 1993 until April 1993. Mr. La Duc has also been a Vice President and a director of MGI since October 1990 and January 1994, respectively. He also served the Company and MGI as Chief Financial Officer from September 1990 until December 1994 and February 1995, respectively. Mr. La Duc also currently serves as a director and Vice President of MGHI, Pacific Lumber and Scotia Pacific. He previously served as Chief Financial Officer of Pacific Lumber and of Scotia Pacific from October 1990 and November 1992, respectively, until February 1995.

          Anthony R. Pierno. Mr. Pierno, age 64, serves as Senior Vice President and General Counsel of the Company, positions he has held since February 1989. He has also served as Vice President and General Counsel of MGI and Pacific Lumber since May 1989, of Scotia Pacific since November 1992 and of MGHI since November 1996, and has served as a director of Pacific Lumber, MGI and MGHI since November 1993, January 1994, and November 1996, respectively. Additionally, Mr. Pierno served as Vice President and General Counsel of Kaiser and KACC from January 1992 until February 1997. Immediately prior to joining the Company, Mr. Pierno served as partner in charge of the business practice group in the Los Angeles office of the law firm of Pillsbury, Madison & Sutro. He has served as the Commissioner of Corporations of the State of California and as Chair of several committees of the State Bar of California. Mr. Pierno is Chairman of the Board of Trustees of Whittier College and a former member and past Chairman of the Board of Trustees of Marymount College.

          Robert E. Cole. Mr. Cole, age 50, has served the Company as Vice President--Federal Government Affairs since September 1990. Since March 1981, Mr. Cole has also served as a Vice President of KACC. In addition, Mr. Cole has served as Vice President--Federal Government Affairs for MGI and Pacific Lumber since September 1990. Mr. Cole is currently Chairman of the United States Auto Parts Advisory Committee to the United States Congress.

          Diane M. Dudley. Ms. Dudley, age 56, was named Vice President-- Chief Personnel Officer of the Company in May 1990. Since November 9,1995, Ms. Dudley has also served as a Vice President of Pacific Lumber.
From June 1987 until May 1990, she was Vice President--Personnel and Administration of the Company. From December 1983 until June 1987, Ms. Dudley served as Assistant Vice President--Personnel of the Company.

          Robert W. Irelan. Mr. Irelan, age 60, has served the Company as Vice President--Public Relations since September 1990. He has also served as Vice President--Public Relations of MGI and Pacific Lumber since September 1990. He had served as Vice President--Public Relations of KACC from February 1988 until his retirement from KACC on March 31, 1997. From June 1985 to February 1988, Mr. Irelan served as Divisional Vice President--Corporate Public Relations of KACC, and from 1968 to June 1985 he served KACC and certain affiliated companies in a variety of positions.

          Ronald L. Reman. Mr. Reman, age 39, was named Vice President-- Taxes of the Company in September 1992. Prior to September 1992, he had served the Company as Director of Taxes since joining the Company in October 1986. From July 1984 until October 1986, Mr. Reman was a Senior Manager in the Tax Department of the New York office of Price Waterhouse after having served seven years with the New York office of Coopers & Lybrand, both of which are accounting firms. Mr. Reman also serves as Vice President--Taxes of MGHI and certain other subsidiaries of the Company, and as Assistant Treasurer of Kaiser and KACC.

          Byron L. Wade. Mr. Wade, age 50, has served as Vice President and Deputy General Counsel of the Company since May 1990, and Secretary of the Company since October 1988. Mr. Wade has also served as Vice President and Secretary of Kaiser and KACC since January 1992, and Deputy General Counsel of Kaiser and KACC since May and June 1992, respectively. He has been Vice President, Secretary and Deputy General Counsel of Pacific Lumber and Scotia Pacific since June 1990 and November 1992, respectively. In addition, Mr. Wade has served since May 1993 as a Vice President and Secretary of SHRP. Mr. Wade has also served as a Vice President, Secretary and Deputy General Counsel of MGHI and MGI since November 1996 and July 1990, respectively. He was Assistant Secretary of the Company from November 1987 to October 1988 and Assistant General Counsel from November 1987 until May 1990. He had previously served as Vice President, Secretary and General Counsel of MCO Resources, Inc., a publicly traded oil and gas company, which was majority owned by the Company.

          Robert J. Cruikshank. Mr. Cruikshank, age 66, has served as a director of the Company since May 1993. Mr. Cruikshank is a nominee for reelection as a director of the Company to serve until the 1998 Annual Meeting of Stockholders. In addition, he has served as a director of Kaiser and KACC since January 1994. Mr. Cruikshank was a Senior Partner in the international public accounting firm of Deloitte & Touche from December 1989 until his retirement from that firm in March 1993. Prior to its merger with Touche Ross & Co. in December 1989, Mr. Cruikshank served as Managing Partner of the Houston office of Deloitte Haskins & Sells from June 1974 until the merger and served on such firm's board of directors from 1981 to 1985. Mr. Cruikshank also serves as a director and on the Compensation Committee of Houston Industries Incorporated, a public utility holding company with interests in electric utilities, coal and transportation businesses; as a director of American Residential Services, Inc., a publicly traded company which performs residential plumbing, heating and air conditioning services; as a director of Texas Biotechnology Incorporated; and as Advisory Director of Compass Bank--Houston.

          Ezra G. Levin. Mr. Levin, age 63, was first elected a director of the Company in May 1978. Mr. Levin is a nominee for reelection as a director of the Company to serve until the 2000 Annual Meeting of Stockholders. He has served as a director of Kaiser and KACC since July 1991 and November 1988, respectively. From May 1982 through December 1993, he also served as a director of MGI. Mr. Levin also serves as a director of Pacific Lumber and Scotia Pacific. He is a partner in the law firm of Kramer, Levin, Naftalis & Frankel.

          Stanley D. Rosenberg. Mr. Rosenberg, age 65, was first elected to the Board of Directors of the Company in June 1981. Mr. Rosenberg is a nominee for reelection as a director of the Company to serve until the 1998 Annual Meeting of Stockholders. He is a partner in the law firm of Rosenberg, Tuggey, Agather & Rosenthal. Mr. Rosenberg was a partner in the law firm of Oppenheimer, Rosenberg & Kelleher, Inc. from its inception in 1971 until February 1990, from which time he served as Of Counsel to that firm through June 30, 1993.

                           PRINCIPAL STOCKHOLDERS

          The following table sets forth, as of April 1, 1997, unless otherwise indicated, the beneficial ownership of the Company's Common Stock and Preferred Stock by (i) those persons known by the Company to own beneficially more than 5% of the shares of each class then outstanding,
(ii) each of the named executive officers, (iii) each of the directors or nominees for director, and (iv) all directors and executive officers of the Company as a group.




                                                                                          Combined
             Name Of                                                           % of      % of Voting
        Beneficial Owner         Title of Class       # of Shares(1)           Class      Power(2)
 ------------------------------ ----------------     -----------------        -------   ------------
 Federated Development Inc.(3)    Common Stock         1,740,626(4)                20.0    54.3
                                 Preferred Stock         661,377                   98.9
 The Stockholder Group(3)         Common Stock         2,735,494(4)(5)(6)          31.4    61.4
                                 Preferred Stock         685,074(7)                99.1
 Harold C. Simmons, Kronos,       Common Stock         1,278,150(8)                14.8     8.3
      Inc., The Combined Master
      Retirement Trust,
      NL Industries, Inc. and
      related entities
 Robertson, Stephens & Company,   Common Stock           744,900(9)                 8.6     4.9
      Inc., The Robertson,
      Stephens Orphan Fund,
      The Contrarian Fund and
      related entities
 Robert J. Cruikshank             Common Stock             1,600(6)                   *       *

 Charles E. Hurwitz(10)           Common Stock         2,733,542(4)(5)(11)         31.4    61.4
                                 Preferred Stock         684,941(7)(12)            99.1
 John T. La Duc                        --                     --                     --      --
 Ezra G. Levin                    Common Stock             1,600(6)(11)               *       *
 Anthony R. Pierno                Common Stock             4,165(13)                  *       *
 Stanley D. Rosenberg             Common Stock             2,600(6)                   *       *
 Paul N. Schwartz                 Common Stock            30,540(14)                  *       *
 Byron L. Wade                    Common Stock             5,215(15)                  *       *
 All directors and executive      Common Stock         2,782,702(4)(5)(16)         31.9    61.6
      officers of the            Preferred Stock         684,941(7)(12)            99.1
      Company as a group (12
      persons)

---------------

*    Less than 1%.
(1) Unless otherwise indicated, the beneficial owners have sole voting and investment power with respect to the shares listed in the table.
Includes the number of shares such persons would have received on April 1, 1997, if any, for their exercisable stock appreciation rights ("SARs") (excluding SARs payable in cash only) exercisable within 60 days of such date if such rights had been paid solely in shares of Common Stock. Also includes the number of shares of Common Stock credited to such person's stock fund account under the Company's
401(k) savings plan as of February 28, 1997.
(2) The Company's Preferred Stock is generally entitled to ten votes per share on matters presented to a vote of the Company's stockholders.
(3) Federated Development Inc. ("FDI") is a wholly owned subsidiary of Federated. FDI, Federated, Messrs. Hurwitz and Levin, and Mr. James
H. Paulin, Jr., Secretary and Treasurer of Federated, may be deemed a "group" (the "Stockholder Group") within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act").  The address of FDI is 5847 San Felipe, Suite 2600, Houston,
Texas 77057.  The address of the Stockholder Group is c/o Ezra G.
Levin, Esq., Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New
York, New York 10022.
(4) Includes 71,175 shares of Common Stock which FDI may acquire in exchange for 7% Cumulative Exchangeable Preferred Stock of MCO
Properties Inc., whose issued and outstanding common stock is wholly owned by the Company.
(5) Includes (a) 1,669,451 shares of Common Stock owned by FDI as to which Mr. Hurwitz indirectly possesses voting and investment power, (b)
20,892 shares of Common Stock separately owned by Mr. Hurwitz's spouse and as to which Mr. Hurwitz disclaims beneficial ownership, (c) 46,500 shares of Common Stock owned by a limited partnership controlled by Mr. Hurwitz and his spouse, 23,250 of which shares were separately owned by Mr. Hurwitz's spouse prior to their transfer to such limited partnership and as to which Mr. Hurwitz disclaims beneficial ownership, (d) 119,832 shares of Common Stock owned by the 1992 Hurwitz Investment Partnership, L.P., of which 59,916 shares are owned by Mr. Hurwitz's spouse as separate property and as to which Mr.
Hurwitz disclaims beneficial ownership, and (e) 805,692 shares of Common Stock held directly by Mr. Hurwitz.
(6) Includes options exercisable within 60 days of April 1, 1997 to purchase 600 shares of Common Stock.
(7) Includes options exercisable within 60 days of April 1, 1997 to purchase 22,500 shares of Preferred Stock.
(8) Information is based solely on the Schedule 13D filed with the Securities and Exchange Commission ("SEC") dated June 30, 1989, as amended through November 13, 1991 (the "Simmons 13D"). The Simmons
13D was filed by Harold C. Simmons, Kronos, Inc. ("Kronos"), NL
Industries, Inc. ("NL"), The Combined Master Retirement Trust (the
"Trust") and certain related entities. The Simmons 13D states that Kronos and the Trust are the direct beneficial owners of 250,900 and 1,027,250 shares of the Company's Common Stock, respectively. The
Simmons 13D also states that Mr. Simmons may be deemed to have the direct power to vote and direct the disposition of the shares of the Company's Common Stock held by the Trust and that Mr. Simmons and the entities other than Kronos who filed the Simmons 13D may be deemed to share the indirect power to vote and direct the disposition of the shares of the Company's Common Stock held by Kronos. Mr. Simmons disclaims beneficial ownership of all of such shares of the Company's Common Stock. The address of Mr. Simmons and the Trust is Three
Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240.
The address of Kronos and NL is 3000 North Sam Houston Parkway East, Houston, Texas 77032.
(9) Information is based solely on Amendment No. 3 to the Schedule 13D filed with the SEC dated March 14, 1997, (the "Robertson 13D"). The Robertson 13D was filed by The Robertson Stephens Contrarian Fund (the "Contrarian Fund"), Robertson Stephens Global Natural Resources Fund, Robertson Stephens Partners Fund, Robertson Stephens Orphan Fund,
Robertson Stephens Orphan Off-shore Fund, Bayview Investors Ltd., Robertson, Stephens & Company, Incorporated ("RS & Co.") and RS &
Co.'s five shareholders (Messrs. Sanford R. Robertson, Paul H.
Stephens, Michael G. McCaffery, G. Randy Hecht and Kenneth R.
Fitzsimmons). The purchase of the Common Stock giving rise to the Robertson 13D was made by the Contrarian Fund, the Robertson Stephens Partners Fund, the Robertson Stephens Global Natural Resources Fund and the Robertson Stephens Orphan Off- shore Fund (collectively, the "Funds"). Pursuant to the Robertson 13D, the Funds are the direct beneficial owners of 744,900 shares of the Company's Common Stock. RS
& Co.'s five shareholders disclaim any beneficial ownership of all of the 744,900 shares of the Company's Common Stock. The address of RS &
Co. and the Funds is 555 California Street, Suite 2600, San
Francisco, CA  94104.
(10) Mr. Hurwitz serves as a trustee of Federated, and together with members of his immediate family and trusts for the benefit thereof, owns all of the voting shares of Federated, and his positions include Chairman of the Board, President and Chief Executive Officer of the
Company and Federated and membership on the Company's Executive
Committee. By reason of the foregoing and his relationship with the members of the Stockholder Group, Mr. Hurwitz may be deemed to possess shared voting and investment power with respect to the shares held by the Stockholder Group.
(11) Does not include shares owned by other members of the Stockholder
Group.
(12) Includes 661,377 shares of Preferred Stock owned by FDI as to which Mr. Hurwitz possesses voting and investment power, and 1,064 shares of Preferred Stock held directly by Mr. Hurwitz.
(13) Includes 4,008 shares of Common Stock, which is the number of shares Mr. Pierno would have received on April 1, 1997 for SARs exercisable within 60 days of such date on 26,000 shares of Common Stock, if such SARs had been paid solely in shares of Common Stock.
(14) Includes 6,103 shares of Common Stock, which is the number of shares Mr. Schwartz would have received on April 1, 1997 for SARs exercisable within 60 days of such date on 18,000 shares of Common Stock, if such SARs had been paid solely in shares of Common Stock. Also includes options to purchase 10,000 shares of Common Stock exercisable within 60 days of April 1, 1997, and 10,749 shares of Common Stock owned by a trust of which Mr. Schwartz and his spouse are trustees.
(15) Includes 4,577 shares of Common Stock, which is the number of shares Mr. Wade would have received on April 1, 1997 for SARs exercisable within 60 days of such date on 13,000 shares of Common Stock, if such SARs had been paid solely in shares of Common Stock.
(16) The Stockholder Group beneficially owns 2,735,142 of such shares. As to the remaining shares, the directors and officers owning such shares have sole voting and investment power with respect to all such shares except (i) 10,749 owned by a trust of which an officer and his spouse are trustees, and (ii) options exercisable within 60 days of April 1, 1997 to purchase 11,800 shares of Common Stock.


                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following table sets forth compensation information, cash and non-cash, for each of the Company's last three completed fiscal years with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company (collectively referred to as the "named executive officers") for the fiscal year ended December 31, 1996:




                                                                             LONG-TERM COMPENSATION
                                                                        -------------------------------
                                            ANNUAL COMPENSATION                 AWARDS          PAYOUTS
                                     --------------------------------   ---------------------- --------
              (A)               (B)     (C)        (D)          (E)         (F)        (G)        (H)          (I)
                                                               OTHER    RESTRICTED
            NAME AND                                          ANNUAL       STOCK     OPTIONS/    LTIP       ALL OTHER
           PRINCIPAL                   SALARY     BONUS    COMPENSATION  AWARD(S)      SARS     PAYOUTS   COMPENSATION
            POSITION            YEAR    ($)        ($)        ($)(1)      ($)(8)       (#)        ($)          ($)
 ---------------               ----- --------  --------    ------------ ---------  ----------- --------  -------------
 Charles E. Hurwitz,           1996   645,900  450,000          --          -0-     22,500      -0-        102,885(3)
   Chief Executive Officer,    1995   633,235  450,000          --          -0-     22,500      -0-        100,985(3)
   President and Chairman      1994   608,880  450,000          --          -0-    295,000(2)   -0-         97,332(3)
   of the Board

 Anthony R. Pierno,            1996   351,666  250,000          --          -0-        -0-      -0-         58,750(3)
   Senior Vice President and   1995   344,771  263,633(4)       --          -0-      5,000      -0-         55,928(3)
   General Counsel             1994   331,511  263,633(4)       --          -0-        -0-      -0-         55,514(3)

 Paul N. Schwartz,(5)          1996   325,000  250,000          --          -0-        -0-      -0-         54,750(3)
   Executive Vice President    1995   290,850  218,307(4)       --          -0-     10,000      -0-         48,476(3)
   and Chief Financial Officer 1994   201,409  218,307(4)       --          -0-     25,000      -0-         45,390(3)

 John T. La Duc,(6)            1996   260,000   58,200(7)       --          -0-        -0-      -0-(10)      5,200(11)
   Senior Vice President       1995   248,333  130,000(7)       --          -0-        -0-      -0-         12,417(11)
                               1994   240,000  103,000(7)       --          -0-      9,200(9)   -0-          4,800(11)
 Byron L. Wade,                1996   214,200  165,000          --          -0-        -0-      -0-         38,130(3)
   Vice President, Secretary   1995   196,660  128,355          --          -0-      5,000      -0-         37,500(3)
   and Deputy General Counsel  1994   171,140  128,355          --          -0-        -0-      -0-         31,671(3)


---------------

(1) Excludes perquisites and other personal benefits because the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(2) A 1994 option for 45,000 shares of Preferred Stock was granted in exchange for Mr. Hurwitz relinquishing the SARs for 50,000 shares of
Common Stock granted in 1993.  Additionally, an option for 250,000 shares of Kaiser common stock was granted by Kaiser.
(3) Includes the following aggregate amounts accrued in respect of the Company's Revised Capital Accumulation Plan for 1996, 1995 and 1994 respectively, pursuant to which, in general, benefits vesting 10%
annually are payable upon termination of employment with the Company:
Mr. Hurwitz--$96,885, $94,985 and $91,332; Mr. Pierno--$52,750,
$51,716 and $49,727; Mr. Schwartz--$48,750, $43,628 and $39,661; and
Mr. Wade--$32,130, $31,500 and $25,671. Additionally, these amounts include matching contributions by the Company under its 401(k) savings plan for 1996, 1995 and 1994, respectively, as follows: Mr. Hurwitz-- $6,000, $6,000 and $6,000; Mr. Pierno--$6,000, $4,212 and $5,787; Mr.
Schwartz--$6,000, $4,848 and $5,729; and Mr. Wade--$6,000, $6,000 and
$6,000.
(4) Pursuant to the employment agreements of Messrs. Pierno and Schwartz, their personal loans from the Company outstanding on the date of such agreements were forgiven in the amount of $15,000 and $20,000,
respectively, per year in 1995 and 1994.   These amounts are included
here as additional bonus compensation. See, "Certain Transactions" for discussion on such personal loans.
(5) Mr. Schwartz served as Senior Vice President--Corporate Development of the Company for fiscal year 1994.
(6) Mr. La Duc also served as Chief Financial Officer of the Company for fiscal year 1994. Mr. La Duc received his compensation for all three years principally from KACC; however, the Company reimbursed KACC for certain allocable costs associated with the performance of services for the Company by such executive officer. The table reflects such officer's total compensation, rather than any allocated part of such compensation.
(7) Includes $50,000 per year (to be paid over two-year periods) awarded for 1996 and 1995, and $75,000 (to be paid over a three-year period) awarded for 1994, for which the Company reimburses KACC.
(8) No named executive officer held restricted stock of Kaiser or the Company at fiscal year end 1996.
(9)  Represents option for shares of Kaiser common stock.
(10) In 1995, Kaiser adopted the Kaiser 1995 Executive Incentive Compensation Program, an unfunded incentive compensation program. The long-term component of the system provides incentive compensation based on performance against goals over rolling three- year periods. Payments under the long-term component of the system are made 57% in shares of Common Stock of the Company and 43% in cash and will be paid in two installments, one-half during the year following the end of the three-year period and one-half during the second year following the end of the three-year period. In each case, however, such payments are conditioned on the continued employment of the participant. As a result, if a participant voluntarily terminates his or her employment for any reason other than death, disability or retirement prior to the beginning of the fiscal year the payment is to be made, any unmade payments are forfeited. The total awards for the 1994-1996 period for Mr. La Duc was $84,000. The first installment was paid in March 1997.
(11) Amount represents contributions under the KACC 401(k) savings plan by KACC.




OPTION/SAR GRANTS TABLE

          The following table sets forth certain information concerning stock options or SARs granted in fiscal year 1996 to any of the named executive officers:




                                                                                                                    GRANT
                                              INDIVIDUAL GRANTS                                                   DATE VALUE
 ----------------------------------------------------------------------------------------------------------- --------------------
               (A)                       (B)                (C)                (D)                (E)                 (F)
                                                        % OF TOTAL
                                         # OF            OPTIONS/
                                      SECURITIES           SARS
                                      UNDERLYING        GRANTED TO         EXERCISE OR                            GRANT DATE
                                     OPTIONS/SARS      EMPLOYEES IN         BASE PRICE         EXPIRATION     PRESENT VALUE ($)
               NAME                     GRANTS             1996             ($/SHARE)             DATE                (1)
 -------------------------------  ----------------- ------------------  -----------------  ----------------- --------------------
 Charles E. Hurwitz                   22,500(2)           100(3)              50.875            12/18/06           $477,360


---------------
(1) Valuation utilizing Black-Scholes Option Price Model using the following assumptions: 5-year daily volatility for Common Stock, 6.41% risk-free rate (10-year Government Bond as of the grant date), no dividend yield and 6.59-year exercise or expiration date. No adjustments were made for non-transferability or risk of forfeiture.
(2)  Represents underlying shares of Preferred Stock.
(3) Mr. Hurwitz was also granted options to purchase 22,500 shares of Preferred Stock at an exercise price of $46.0 in January 1996. These options were for services provided during 1995 and were reported in the option grants table in the Company's 1996 Proxy Statement.



          The stock options set forth in the above table were granted to Mr. Hurwitz on December 18, 1996 under the Company's Omnibus Plan at an exercise price of 10% above the closing price of the Common Stock on the date of grant.

OPTION/SAR EXERCISES AND FISCAL YEAR END VALUE TABLE

          The table below provides information on an aggregated basis concerning each exercise of stock options (or tandem SARs) and freestanding SARs during the fiscal year ended December 31, 1996 by each of the named executive officers, and the 1996 fiscal year-end value of unexercised options and SARs, including SARs exercisable for cash only.






 (A)                          (B)               (C)             (D)                              (E)
                                                                     NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                                                          OPTIONS/SARS               IN-THE-MONEY OPTIONS/SARS
                                                                        AT YEAR END (#)               AT FISCAL YEAR-END ($)
                                                                -------------------------------  --------------------------------
                              SHARES ACQUIRED        VALUE
             NAME             ON EXERCISE (#)     REALIZED ($)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
 ---------------------------  ----------------  --------------- ---------------  --------------- ---------------  ----------------
 Charles E. Hurwitz                  -0-              -0-            31,500(1)         72,000(1)     767,813(4)        484,313(4)
                                     -0-              -0-           125,000(2)        125,000(2)          --(5)             --(5)
 John T. La Duc                      -0-              -0-             8,000(3)          2,000(3)     157,000(4)         39,250(4)
                                     -0-              -0-             4,600(2)          4,600(2)          --(5)             --(5)
 Paul N. Schwartz                    -0-              -0-            28,000(3)         28,000(3)     491,450(4)        376,675(4)
 Anthony R. Pierno                   -0-              -0-            26,000(3)          4,000(3)     243,100(4)          9,900(4)
 Byron L. Wade                       -0-              -0-            13,000(3)          7,000(3)     237,975(4)         68,775(4)



---------------
(1)  Represents underlying shares of Preferred Stock.
(2)  Represents underlying shares of Kaiser's common stock
(3)  Represents underlying shares of Common Stock.
(4) Valued at $47.625 per share, the closing price of the Company's Common Stock on December 31, 1996, less exercise price.
(5) Valued at $11.625 per share, the closing price of Kaiser common stock on December 31, 1996, less exercise price. No value is shown because the exercise price is higher than such closing price.



DEFINED BENEFIT PLANS

          MAXXAM Pension Plan
          All officers who are also employees and other regular employees of the Company who work at least 1,000 hours in the plan year automatically participate in the Company's Pension Plan (the "Pension Plan"), a qualified, noncontributory, funded plan. Benefits equal the sum of an employee's "past service benefit" and "future service benefit" as set forth in the following two paragraphs. Benefits are based on an employee's base salary or wages, plus overtime, but excluding bonuses, commissions, incentive compensation and all other extra compensation ("plan compensation"), the age of such employee at retirement and years of service.

          Under the Pension Plan, the annual past service benefit is the greatest of:

          (i) benefits accrued under the plan through December 31, 1986,

          (ii) the product of (a) the sum of 0.8% of the participant's Past Service Compensation Base (as defined), plus 0.8% of the participant's Past Service Compensation Base in excess of $15,000 multiplied by (b) the participant's credited years of service prior to January 1, 1987, or

          (iii)the product of 1.2% of the participant's Past
               Service Compensation Base multiplied by the participant's credited years of service prior to January 1, 1987.

          For 1987 and 1988, the annual future service benefit equaled 1.6% of an employee's plan compensation up to two-thirds of the Social Security wage base, plus 2.4% of any remaining compensation. Effective January 1, 1989, the annual future service benefit equaled 1.75% of an employee's compensation for each year of participation, plus 0.6% of the employee's compensation in excess of $10,000. Effective January 1, 1995, the annual future service benefit equals 2.35% of an employee's compensation for each year of participation service.

          The amount of an employee's aggregate plan compensation that may be included in benefit computations under the Pension Plan is limited to $150,000 for 1996. Benefits are generally payable as a lifetime annuity or, with respect to married employees, as a 50% joint and survivor annuity, or, if the employee elects (with spousal consent), in certain alternative annuity forms. Benefits under the Pension Plan are not subject to any deductions for Social Security or other offsets. The covered compensation for 1996 and credited years of service as of December 31, 1996 for the Pension Plan and estimated annual benefits payable upon retirement at normal retirement age (age 65) for the named executive officers (other than those compensated by KACC who do not participate in this Pension Plan) were as follows: Mr. Hurwitz: $150,000--16 years--$116,667; Mr. Pierno:
$150,000--7 years--$36,170; Mr. Schwartz:  $150,000--16 years--$114,782;
and Mr. Wade:  $150,000--16 years--$96,712.

          The projected benefits shown above were computed as lifetime annuity amounts, payable beginning at age 65. The benefit amounts reflect a covered compensation limit of $160,000 for 1997 and subsequent years under Section 401(a)(17) of the Code. In addition, the amounts reflect a maximum benefit limit of $125,000 for 1997 and subsequent years (with early retirement reductions where applicable) that is placed upon annual benefits that may be paid to a participant in the Pension Plan at retirement under
Section 415 of the Code. Combined plan limits applicable to employees participating in both defined contribution and defined benefit plans have not been reflected.

          Kaiser Retirement Plan

          KACC maintains a qualified, defined-benefit Retirement Plan (the "Kaiser Retirement Plan") for salaried employees of KACC and participating subsidiaries who meet certain eligibility requirements. The table below shows estimated annual retirement benefits payable under the terms of the Kaiser Retirement Plan to participants with the indicated years of credited service. These benefits are reflected without reduction for the limitations imposed by the Code on qualified plans and before adjustment for the Social Security offset, thereby reflecting aggregate benefits to be received, subject to Social Security offsets, under the Kaiser Retirement Plan and the Kaiser Supplemental Benefit Plan (as defined below).




                                          YEARS OF SERVICE
     ANNUAL    ---------------------------------------------------------------------
  REMUNERATION       15            20            25            30            35
 ------------- ------------- ------------  ------------  ------------  -------------


 $  150,000    $   33,750    $  45,000     $   56,250    $   67,500    $   78,750
    175,000        39,375       52,500         65,625        78,750        91,875
    200,000        45,000       60,000         75,000        90,000       105,000
    225,000        50,625       67,500         84,375       101,250       118,125
    250,000        56,250       75,000         93,750       112,500       131,250
    300,000        67,500       90,000        112,500       135,000       157,500
    350,000        78,750      105,000        131,250       157,500       183,750
    400,000        90,000      120,000        150,000       180,000       210,000
    450,000       101,250      135,000        168,750       202,500       236,250
    500,000       112,500      150,000        187,500       225,000       262,500




The estimated annual retirement benefits shown are based upon the assumptions that current Kaiser Retirement Plan and Kaiser Supplemental Benefit Plan provisions remain in effect, that the participant retires at age 65, and that the retiree receives payments based on a straight life annuity for his lifetime. Mr. La Duc had 27.3 years of credited service on December 31, 1996. Monthly retirement benefits, except for certain minimum benefits, are determined by multiplying years of credited service (not in excess of 40) by the difference between 1.50% of average monthly compensation for the highest base period (of 36, 48 or 60 consecutive months, depending upon compensation level) in the last ten years of employment and 1.25% of monthly primary Social Security benefits. Pension compensation covered by the Kaiser Retirement Plan and the Kaiser Supplemental Benefits Plan consists of salary and bonus amounts set forth in the Summary Compensation Table (column (c) plus column (d) thereof).

          Participants are entitled to retire and receive pension benefits, unreduced for age, upon reaching age 62 or after 30 years of credited service. Full early pension benefits (without adjustment for Social Security offset prior to age 62) are payable to participants who are at least 55 years of age and have completed ten or more years of pension service (or whose age and years of pension service total 70) and who have been terminated by KACC or an affiliate for reasons of job elimination or partial disability. Participants electing to retire prior to age 62 who are at least 55 years of age and have completed ten or more years of pension service (or whose age and years of pension service total at least
70) may receive pension benefits, unreduced for age, payable at age 62 or reduced benefits payable earlier. Participants who terminate their employment after five years or more of pension service, or after age 55 but prior to age 62, are entitled to pension benefits, unreduced for age, commencing at age 62 or, if they have completed ten or more years of pension service, actuarially reduced benefits payable earlier. For participants with five or more years of pension service or who have reached age 55 and who die, the Kaiser Retirement Plan provides a pension to their eligible surviving spouses. Upon retirement, participants may elect among several payment alternatives including, for most types of retirement, a lump-sum payment.

          MAXXAM Supplemental Executive Retirement Plan
          Effective March 8, 1991, the Company adopted an unfunded non-qualified Supplemental Executive Retirement Plan (the "SERP"). The SERP provides that participants are entitled to receive benefits which would have been payable to such participants under the Pension Plan except for the limitations imposed by the Code. Participants in such plan are selected by the Company's Board of Directors or are entitled to participate by virtue of provisions in their employment agreements. Four executive officers of the Company, Messrs. Hurwitz, Pierno, Schwartz and Wade, were entitled to receive benefits under the SERP during 1996.

          The following projections are based on the same assumptions as utilized in connection with the Pension Plan projections above. The 1997 qualified plan pay limit ($160,000) and benefit limit ($125,000) are reflected for all years in the future. In addition, no future increases in the participants' covered compensation amounts from the 1997 levels are assumed.




                                   HURWITZ       PIERNO       SCHWARTZ        WADE
                                  ---------    ---------     ----------    ---------
 COVERED COMPENSATION FOR 1996:
           Qualified Plan         $ 150,000    $ 150,000     $  150,000    $ 150,000
           Nonqualified Plan        495,900      201,666        175,000       64,200
                                  ---------    ---------     ----------    ---------
                     Total        $ 645,900    $ 351,666     $  325,000    $ 214,200
                                  =========    =========     ==========    =========
 CREDITED YEARS OF SERVICE AS OF
      DECEMBER 31, 1996                  16            7             16           16
                                  =========    =========     ==========    =========

 PROJECTED NORMAL RETIREMENT
      BENEFIT:
           Qualified Plan         $ 116,667    $  36,170     $  114,782    $  96,712
           Nonqualified Plan        181,651       20,288         65,345       22,208
                                  ---------    ---------     ----------    ---------
                     Total        $ 298,318    $  56,458     $  180,127    $ 118,920
                                  =========    =========     ==========    =========



          Kaiser Supplemental Benefits Plan
          KACC maintains an unfunded, non-qualified Supplemental Benefits Plan (the "Kaiser Supplemental Benefits Plan"), the purpose of which is to restore benefits which would otherwise be paid from the Kaiser Retirement Plan or the Supplemental Savings and Retirement Plan, a qualified Section 401(k) plan (the "Kaiser Savings Plan"), were it not for the Section 401(a)(17) and Section 415 limitations imposed by the Code. Participation in the Kaiser Supplemental Benefits Plan includes all employees of KACC and its subsidiaries whose benefits under the Kaiser Retirement Plan and Kaiser Savings Plan are likely to be affected by such limitations imposed by the Code. Eligible participants, including Mr. La Duc, are entitled to receive the equivalent of the Kaiser Retirement Plan and Kaiser Savings Plan benefits which they may be prevented from receiving under those plans because of such Code limitations.

          MAXXAM Severance or Termination Policy
          Severance or termination pay is generally granted to regular full-time employees who are involuntarily terminated, subject to certain conditions and a number of exclusions, pursuant to an unfunded policy. After such termination, the policy provides for payment in an amount ranging from two weeks' salary for at least one year of service graduating to a maximum of 104 weeks' salary. The amounts payable under the policy if the named executive officers had been involuntarily terminated on December 31, 1996 would have been as follows: Mr. Hurwitz-- $1,291,888; Mr. Pierno- -$94,679; Mr. Schwartz--$650,000; and Mr. Wade--$428,480.

          Kaiser Termination Payment Policy
          Most full-time salaried employees of KACC are eligible for benefits under an unfunded termination policy if their employment is involuntarily terminated, subject to a number of exclusions. The policy provides for lump sum payments after termination ranging from one-half month's salary for less than one year of service graduating to eight months' salary for 30 or more years of service. The amount payable to Mr. La Duc under the policy if he had been involuntarily terminated on December 31, 1996 would have been $151,667.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
     ARRANGEMENTS

          All executive officers are eligible to participate in a deferred compensation program. An executive officer may defer up to 20% of gross salary and up to 20% of any bonus otherwise payable to such executive officer for any calendar year. The designated percentage of deferred compensation is credited to a book account as of the date such compensation would have been paid and is deemed "invested" in an account bearing interest calculated using one-twelfth of the sum of the prime rate plus 2% on the first day of each month. Deferred compensation, including all earnings credited to the book account, will be paid in cash to the executive or beneficiary as soon as practicable following the date the executive ceases for any reason to be an employee of the Company, either in a lump sum or in a specified number of annual installments, not to exceed ten, at the executive's election.


                   REPORT OF THE COMPENSATION COMMITTEES
                                     ON
                           EXECUTIVE COMPENSATION

          The Compensation Policy Committee (the "Policy Committee") and the Section 162(m) Compensation Committee (the "Section 162(m) Committee") of the Board of Directors of the Company have furnished the following report on executive compensation for fiscal year 1996:

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

          Effective as of the date of last year's annual meeting, two separate compensation committees were formed, the Policy Committee, which administers and establishes overall compensation policies except those related to Section 162(m) plans, and the Section 162(m) Committee, which administers the Section 162(m) plans. Each such committee reports directly to the full Board of Directors. For purposes of Section 162(m) of the Code, the Section 162(m) Committee was composed of qualifying directors during 1996.

          Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and four other most highly compensated executive officers of such corporations. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The MAXXAM 1994 Executive Bonus Plan (the "Executive Plan") and the Omnibus Plan, each of which has been approved by the stockholders of the Company, are performance based and designed to enable compliance with Section 162(m) of the Code and the regulations thereunder.

EXECUTIVE OFFICER COMPENSATION

          The Policy Committee generally approves the policies under which compensation is paid or awarded to the Company's executive officers. Occasionally, the Chief Executive Officer of the Company exercises his authority to make a particular payment, award or adjustment. Among the factors the Policy Committee takes into consideration in its decisions on executive compensation is the Company's complex structure requiring diversified and multifaceted financial and managerial skills. For instance, the Company consists of units operating in wholly separate industries: aluminum, forest products, and real estate and parimutuel horse racing, and many of the Company's executives also serve in executive capacities in some or all of its operating subsidiaries in the varying industries. The Company's annual earnings and the enhancement of stockholder value continue to be important focuses of the Company. The Company continues to position itself to respond when growth opportunities
through acquisitions become available.   Accordingly, the Policy Committee
looks not only to the Company's annual earnings, enhanced stockholder value, and business positioning and development pursued by its existing business units as additional factors when making executive compensation decisions but also recognizes that particular talents of its executives are required to build the Company's asset base, expand into new business segments and assimilate acquired businesses when the opportunities arise. The Company's operating subsidiaries are highly leveraged. The Policy Committee also recognizes and takes into account the role of its executive officers in financial structuring, refinancing and reorganizations on behalf of its operating units. Further, additional factors considered by the Policy Committee are the special public relations, regulatory and litigation related challenges the Company presents for its executive officers. The numerous factors set forth above present a particular challenge for the Policy Committee in determining appropriate approaches to executive compensation.

          The primary elements of compensation for executive officers of the Company are base salaries and annual discretionary bonuses. From time to time, the Policy Committee also recommends or approves bonus compensation awards under additional incentive compensation programs such as the Company's Omnibus Plan or deferred compensation program. See "Executive Compensation--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" above for a description of such program. From time to time certain eligible executive officers may participate in the Company's Executive Plan, although to date only the Chief Executive Officer has met the criteria. See "--Compensation for the Chief Executive Officer for the Last Completed Fiscal Year" below. There are no longer any employment agreements governing the compensation of any of the executive officers of the Company. However, the base salaries and the incentive amounts set in pre-existing employment agreements still serve as a benchmark and are sometimes reviewed in determining compensation decisions for those certain executives who at one time had such agreements.

          Base Salary
          The Company's executive compensation philosophy is to pay base salaries adequate to attract and retain executives whose education, training, experience, talents and particular knowledge of the Company, its businesses and industries in which it operates allow them to be key contributors to the administration, management and operations of the Company.

          Specific determinations as to base salaries are based primarily on individual attributes and the specific duties or responsibilities assigned to the particular executive. Base salaries are generally adjusted annually according to cost of living information. On December 3, 1996, base salaries for executive officers (except those principally compensated by KACC) were reviewed individually and recommendations as to increases for the coming fiscal year were made by the Policy Committee. Among the factors considered by the Policy Committee in determining the amount of the base salary increases were the Consumer Price Index and the national average increases. For the most part, across-the-board base salary increases for key employees of the Company were 4%. None of the Company's executive officers (except the Chief Executive Officer whose compensation is discussed below or those executive officers principally compensated by
KACC), were granted stock appreciation rights ("SARs") or other awards under the Omnibus Plan during 1996.

          Annual Discretionary Bonus
          It is the Company's policy that a significant portion of an executive officer's compensation be at-risk compensation that is paid through an annual discretionary bonus. The purpose of such discretionary bonus policy is to enable the Policy Committee to focus on each executive officer's individual efforts and contribution to the Company during the year in the context of both the Company's performance and the particular responsibilities and projects undertaken by the executive during the year, and award bonus compensation accordingly. Specific determinations as to such bonus compensation are based primarily on the level of achievement of the Company's corporate objectives, the individual's contribution to such achievement and assumption of additional duties or responsibilities by such executive officer. The Company also recognizes particular challenges faced by executives in efforts to strengthen some of its less profitable and marginal operations. The Policy Committee believes that this approach best serves both the short- and long-term interests of the Company and its stockholders by significantly compensating executive officers retrospectively for services they have performed that can be both quantitatively and qualitatively analyzed as opposed to compensating executive officers prospectively through larger base salaries. Such bonus compensation is typically awarded in December of each fiscal year and principally paid in cash. Bonus amounts paid by the Company to executive officers (other than the Chief Executive Officer and executive officers principally compensated by KACC) during December 1996 were approximately 10% higher than the dollar amounts paid for 1995 for all but one executive officer. These increases in bonus amounts were given in part because no grants of SARs or other awards were made under the Omnibus Plan discussed above. Such bonuses were proposed (other than with respect to himself) by the Chief Executive Officer, and reviewed and approved by the Policy Committee. One executive officer not named in the Summary Compensation Table received a bonus of approximately 94% of his base compensation based upon such officer's individual and extraordinary performance resulting in significant cost benefit to the Company.

          Additional Incentive Awards
          Awards under the Omnibus Plan are stock-based and such compensation received thereunder, if any, is usually tied to stock price appreciation which will also be realized by the Company's stockholders. As discussed above, no awards were granted to any executive officer (other than the Chief Executive Officer and executive officers principally compensated by KACC) under the Omnibus Plan or otherwise for 1996.

          Executive Plan
          Under the Executive Plan, the executive officers who are or will be eligible to participate are the only executive officers of the Company to which the deduction limitation is likely to apply. In general, in administering the Executive Plan, the Section 162(m) Committee meets before March 31 of each year to identify current areas, factors or transactions of the Company's business where it is beneficial in that particular year to provide an incentive as to each participant's performance. Thus, objective performance goals are pre-established, which are either based on general business standards or are narrowly fact-specific to a given fiscal year. For example, some of the performance goals for 1996 under the Executive Plan were based upon specific projects, including (i) two major subsidiaries committing to certain new business ventures, and (ii) the execution of a binding written agreement in respect to an extraordinary transaction. Other criteria for 1996 were more general, such as loss reductions, earning improvements and achievement of the 1996 business plan for each of the Company's industry segments. No officer other than the Chief Executive Officer was eligible under this plan for 1996.

          Compensation of the Chief Executive Officer for the Last Completed Fiscal Year
          The compensation of Charles E. Hurwitz, Chairman of the Board, President and Chief Executive Officer, generally consists of the same elements as for other executive officers. However, the Policy Committee recognizes the special entrepreneurial talents of Mr. Hurwitz which have provided extraordinary opportunities for the Company from time to time, and the Policy Committee has awarded extraordinary compensation to Mr. Hurwitz in recognition of his role in providing such opportunities and as an incentive to provide future opportunities. On December 18, 1996, the Policy Committee approved a base salary increase for 1997 of 4% for Mr. Hurwitz. This was the same percentage of increase generally provided during the same period to the Company's executive officers and other key employees.

          Under the Executive Plan , Mr. Hurwitz was entitled to receive approximately $1,400,000 based on specific performance goals, established before the end of March 1996, having been achieved at fiscal year end
1996. The amount available for award to Mr. Hurwitz under the Executive Plan was based on the achievement of annual business plans setting forth financial performance objectives by three operating units of the Company. However, the Section 162(m) Committee exercised its negative discretion permitted under the Executive Plan and awarded Mr. Hurwitz a bonus amount of $250,000 thereunder, or approximately [18%] of his entitlement under the Executive Plan, in respect of his services during 1996. Separately from the Executive Plan, the Policy Committee awarded Mr. Hurwitz a bonus of $200,000 under the Company's annual discretionary bonus policies applicable to all of its executive officers as discussed above, which was $50,000 less than the amount he received for 1995. This discretionary bonus when added to the amount Mr. Hurwitz earned under the Executive Plan, although such amounts are not dependent upon or related to the other, gave Mr. Hurwitz an aggregate bonus of $450,000 for 1996 as reflected in the Summary Compensation Table.

          The Policy Committee also gave Mr. Hurwitz a choice between two alternative awards under the Omnibus Plan of either options to purchase (i) 22,500 shares of Preferred Stock or (ii) 25,000 shares of Common Stock, both at an exercise price of $50.875, which is 10% above the closing price for the Company's Common Stock on December 18, 1996, the date of the grant. Mr. Hurwitz chose the options to purchase 22,500 shares of Preferred Stock. The options will vest in 20% increments each year on the anniversary date of the grant until fully vested. They expire ten years from the date of grant.

COMPENSATION BY KAISER ALUMINUM & CHEMICAL CORPORATION

          Certain of the Company's executive officers were compensated during 1996 principally by KACC, a majority-owned subsidiary of the Company, which establishes salaries and other elements of compensation for such executive officers. Where an executive officer of both the Company and KACC is compensated by KACC (such as Mr. La Duc), or where an executive officer of both the Company and KACC is compensated by the Company (such as Messrs. Pierno and Wade), the respective corporations make intercompany allocations of the costs of employment of the executive officer based on an allocation of that executive officer's time as expended among the Company or KACC and respective subsidiaries. Such allocations are described under "Certain Transactions" below.

Section 162(m) Compensation             Compensation Policy Committee
Committee of the Board of Directors     of the Board of Directors


Robert J. Cruikshank, Chairman          Robert J. Cruikshank
Stanley D. Rosenberg                    Ezra G. Levin, Chairman
                                        Stanley D. Rosenberg


COMPENSATION POLICY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          No member of the Compensation Policy Committee of the Board of Directors of the Company was, during the 1996 fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries; however, one member had a relationship requiring disclosure by the Company under Item 404 of Regulation S-K. Mr. Levin served on the Company's Compensation and Compensation Policy Committees and on the Board of Directors during 1996. Mr. Levin is also a partner in the law firm of Kramer, Levin, Naftalis & Frankel, which provided legal services for the Company and its subsidiaries during 1996.

          During the Company's 1996 fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Policy Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Policy Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

                             PERFORMANCE GRAPH

          The following performance graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total returns of the S&P 500 Stock Index and two peer groups consisting of companies included by S&P in its published indices for the Aluminum Industry and the Paper and Forest Products Industry for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1991, and that all dividends were reinvested. The data points are calculated as of the last trading day for the year indicated.





 Company/Index Name       Dec91   Dec92    Dec93   Dec94   Dec95   Dec96

 MAXXAM Inc.                100   93.62   125.11  105.11  120.00  162.13
 S&P 500 Index              100  107.62   118.46  120.03  165.13  203.05
 Paper & Forest Products    100  114.34   126.01  131.30  144.57  159.91
 Aluminum                   100  102.37   104.81  128.52  158.39  181.91



          The Company is involved in the real estate and horse racing industries in addition to the aluminum and forest product industries. However, the real estate and horse racing units of the Company account for less than 5% of the Company's gross revenues on a consolidated basis and, therefore, a line-of-business index for each such industry is not utilized.


                            CERTAIN TRANSACTIONS

LITIGATION MATTERS

          USAT Litigation
          In October 1994, the Company learned that the United States Department of Treasury's Office of Thrift Supervision ("OTS") had commenced an investigation into United Financial Group, Inc. ("UFG") and the insolvency of its wholly owned subsidiary, United Savings Association of Texas ("USAT"). In December 1988, the Federal Home Loan Bank Board ("FHLBB") placed USAT into receivership and appointed the Federal Savings & Loan Insurance Corp. as receiver. At the time of the receivership, the Company owned approximately 13% of the voting stock of UFG.

          On December 26, 1995, the OTS initiated formal administrative proceedings (the "OTS action") against the Company and others by filing the Notice of Charges (No. AP 95-40; the "Notice"). The Notice alleges, among other things, misconduct by the Company, Federated, Mr. Hurwitz and others (the "respondents") with respect to the failure of USAT. The Notice claims that the Company was a savings and loan holding company, that with others it controlled USAT, and that, as a result of such status and agreements with FHLBB, it was obligated to maintain the net worth of USAT. The Notice makes numerous other allegations against the Company and the other respondents, including that through USAT it was involved in prohibited transactions with Drexel, Burnham, Lambert Inc. ("Drexel"). The OTS, among other things, seeks unspecified damages in excess of $138.0 million from the Company and Federated, civil money penalties from certain respondents and restitution and reimbursement of certain losses as well as a removal from, and prohibition against the Company and the other respondents engaging in, the banking industry. The date for the hearing on the merits of the case is scheduled for September 22, 1997. It is impossible to predict the ultimate outcome of the foregoing matter or its potential impact on the Company's consolidated financial position, results of operations or liquidity. See also the description of the FDIC action and the Martel action below.

          On August 2, 1995, the Federal Deposit Insurance Corporation (the "FDIC") filed a civil action entitled Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund v. Charles E. Hurwitz (the "FDIC action") in the U.S. District Court for the Southern District of Texas (No. H-95-3936). The original complaint was against Mr. Hurwitz and sought damages in excess of $250.0 million based on the allegation that Mr. Hurwitz was a controlling shareholder, de facto senior officer and director of USAT, and was involved in certain decisions which contributed to the insolvency of USAT. The original complaint further alleged, among other things, that Mr. Hurwitz was obligated to ensure that UFG, Federated and the Company maintained the net worth of USAT. The Court has joined the OTS as a party to the FDIC action and granted the motions to intervene filed by the Company and three other respondents in the OTS action. The OTS is seeking to be dismissed from the FDIC action. On January 15, 1997, the FDIC filed an amended complaint which seeks, conditioned on the OTS prevailing in the OTS action, unspecified damages from Mr. Hurwitz relating to amounts the OTS does not collect from the Company and Federated with respect to alleged obligations to maintain USAT's net worth. It is impossible to predict the ultimate outcome of the foregoing matter or its potential impact on the Company's consolidated financial position, results of operations or liquidity.

          In January 1995, an action entitled U.S., ex rel., Martel v. Hurwitz, et al. (the "Martel action") was filed in the U.S. District Court for the Northern District of California (No. C950322) and names as defendants the Company, Mr. Hurwitz, MGI, Federated, UFG and a former director of the Company. This action is purportedly brought by plaintiff on behalf of the U.S. government; however, the U.S. government has declined to participate in the suit. The suit alleges that defendants made false statements and claims in violation of the Federal False Claims Act in connection with USAT. Plaintiff alleges, among other things, that defendants used the federally insured assets of USAT to acquire junk bonds from Michael Milken and Drexel and that, in exchange, Mr. Milken and Drexel arranged financing for defendants' various business ventures, including the acquisition of Pacific Lumber. Plaintiff alleges that USAT became insolvent in 1988 and that defendants should be required to pay $1.6 billion (subject to trebling) to cover USAT's losses. The Company's alleged portion of such damages has not been specified. Plaintiff seeks, among other things, that the Court impose a constructive trust upon the fruits of the alleged improper use of USAT funds. In August 1996, the Court transferred this matter (No. 96-CV-1164) to the court handling the FDIC action. The parties are awaiting a ruling or hearing on defendants' motion to dismiss. The Company believes this matter should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

          Zero Coupon Note Litigation
          In April 1989, an action was filed against the Company, MGI, MAXXAM Properties Inc. ("MPI"), a wholly owned subsidiary of MGI, and certain of the Company's directors in the Court of Chancery of the State of Delaware, entitled Progressive United Corporation v. MAXXAM Inc., et al., (No. 10785). Plaintiff purports to bring this action as a stockholder of the Company derivatively on behalf of the Company and MPI. In May 1989, a second action containing substantially similar allegations was filed in the Court of Chancery of the State of Delaware, entitled Wolf v. Hurwitz, et al. and the two cases were consolidated (under case No. 10785; collectively, the "Zero Coupon Note actions"). The Zero Coupon Note actions relate to a Put and Call Agreement entered into between MPI and Mr. Hurwitz, as well as a predecessor agreement (the "Prior Agreement"). Among other things, the Put and Call Agreement provided that Mr. Hurwitz had the option (the "Call") to purchase from MPI certain notes (or the Company's Common Stock into which they were converted) for $10.3 million. In July 1989, Mr. Hurwitz exercised the Call and acquired 990,400 shares of the Company's Common Stock. The Zero Coupon Note actions generally allege that in entering into the Prior Agreement Mr. Hurwitz usurped a corporate opportunity belonging to the Company, that the Put and Call Agreement constituted a waste of corporate assets of the Company and MPI, and that the defendant directors breached their fiduciary duties in connection with these matters. Plaintiffs seek to have the Put and Call Agreement declared null and void, among other remedies.

          Rancho Mirage Litigation
          In May 1991, an action entitled Progressive United Corporation v. MAXXAM Inc., et al. (No. 12111) (the "Progressive United action") was filed in the Court of Chancery of the State of Delaware against the Company, Federated, the Company's directors and MCO Properties Inc. ("MCOP"), a subsidiary of the Company. This action was brought derivatively on behalf of the Company and alleges abuse of control and breaches of fiduciary obligations based on, and unfair consideration for, the Company's Agreement in Principle with Federated to (a) forgive payments of principal and interest of approximately $32.2 million due from Federated under two loan agreements entered into between MCOP and Federated in 1987 (and later assigned by MCOP to the Company), and (b) grant an additional $11.0 million of consideration to Federated, in exchange for certain real estate assets valued at approximately $42.9 million in Rancho Mirage, California, held by Federated (the "Mirada transactions"). Plaintiff seeks, among other things, an accounting under the loan agreements, repayment of any losses or damages suffered by the Company or MCOP, costs and attorneys' fees.

          The following six additional lawsuits, similar to the Progressive United action, were filed in 1991 and 1992 in Delaware Chancery Court challenging the Mirada transactions: NL Industries, et al. v. MAXXAM Inc., et al. (No. 12353) (the "NL Industries action"); Kahn, et al. v. Federated Development Company, et al. (No. 12373); Thistlethwaite, et al. v. MAXXAM Inc., et al. (No. 12377) (the "Thistlethwaite action"); Glinert, et al. v. Hurwitz, et al. (No. 12383) (the "Glinert action"); Friscia, et al. v. MAXXAM Inc., et al. (No. 12390) (the "Friscia action"); and Kassoway, et al. v. MAXXAM Inc., et al. (No. 12404) (the "Kassoway action"). The Kahn, Glinert, Friscia and Kassoway actions have been consolidated with the Progressive United action into In re MAXXAM Inc./Federated Development Shareholders Litigation (No. 12111); the NL Industries action has been "coordinated" with the consolidated actions; and the Thistlethwaite action has been stayed pending the outcome of the consolidated actions. In January 1994, a derivative action entitled NL Industries, Inc., et al. v. Federated Development Company, et al. (No. 94-00630) was filed in the District Court of Dallas County, Texas, against the Company (as nominal defendant) and Federated. This action contains allegations and seeks relief similar to that contained in the In re MAXXAM Inc./Federated Development Shareholders Litigation. The parties have agreed to stay this action in light of the In re MAXXAM Inc./Federated Development Shareholders Litigation.

          The In re MAXXAM Inc./Federated Shareholders Litigation action was tried before the Court commencing January 29, 1996. On April 4, 1997, the Court issued its opinion concerning the merits of the case. The Court found, among other things, that Federated and the director defendants, respectively, caused and allowed the Company and MCOP to agree to terms in the Mirada transaction which were unfair to the Company and MCOP. The Court mentioned the various theories of damages which had been presented at the trial (ranging up to $49 million in amount, which amount would be payable to the Company). However, the Court deferred a decision on damages, stating that it would reconsider rescission as a possible remedy and might await any appeal of its decision.

          Recapitalization Litigation
          On March 19, 1996, a lawsuit was filed against the Company, Kaiser and Kaiser's directors challenging and seeking to enjoin a proposed recapitalization of Kaiser. The suit, which is entitled Matheson, et. al.
v. Kaiser Aluminum Corporation, et. al. (No. 14900) and was filed in Delaware Court of Chancery, alleges, among other things, breaches of fiduciary duties by certain defendants and that the proposed recapitalization violates Delaware law and the certificate of designation for the outstanding preferred stock of Kaiser. On April 8, 1996, the Delaware Court of Chancery issued a ruling which preliminarily enjoined Kaiser from implementing the proposed recapitalization. On May 1, 1996, Kaiser's stockholders approved the proposed recapitalization which was not implemented at that time due to a pending appeal of the trial court's ruling. On August 29, 1996, the Delaware Supreme Court upheld the preliminary injunction and remanded the case to the Court of Chancery. On September 24, 1996, the plaintiffs filed a motion to make permanent the temporary injunction issued on April 8, 1996. On September 27, 1996, Kaiser's Board of Directors adopted a resolution abandoning the proposed recapitalization. On October 2, 1996, Kaiser filed a motion in the Delaware Court of Chancery to dismiss the shareholder litigation relating to the proposed recapitalization on the ground of mootness and filed a response to plaintiffs' motion for entry of a permanent injunction. On March 18, 1997, plaintiffs withdrew their motion for a permanent injunction, leaving their fee application for $3.5 million as the only issue for the Court of Chancery to consider. On March 25, 1997, the Court of Chancery awarded plaintiffs attorneys' fees and expenses in the total amount of $800,000. On March 27, 1997, the Court of Chancery signed a final order and judgment, approved as to form by all parties, awarding such fees and expenses, dissolving the preliminary injunction, and dismissing plaintiffs' case with prejudice. The decision to abandon the Proposed Recapitalization does not preclude a recapitalization being proposed to the stockholders of Kaiser in the future.

OTHER MATTERS

          The Company and certain of its subsidiaries share certain administrative and general expenses with Federated. Under these arrangements, Federated's obligation to the Company and its subsidiaries was approximately $138,000 for 1996. Federated and the Company also share office space leased by the Company. The obligations of Federated relating to 1996 under such office space sharing arrangement amounted to approximately $12,000. At December 31, 1996, Federated owed the Company $26,000 for shared office space and certain general and administrative expenses. The Company's wholly owned subsidiary, Bering Holdings, Inc. ("Bering Holdings"), is a Texas registered investment adviser which has an agreement with Federated whereby Bering Holdings manages an investment portfolio for Federated on substantially the same terms as provided to other persons. The agreement provides for an annual management fee equal to 1% of the average value of the portfolio, except for certain short-term investments for which the management fee is -1/2 of 1% per annum. The agreement also provides for an annual performance fee equal to 10% of the net gain in certain portfolios. Bering Holdings has accrued management and performance fees for the year ended December 31, 1996 of approximately $68,000 and $140,000, respectively. At December 31, 1996, Federated owed Bering Holdings $145,000 in respect of such fees.

          Mr. Levin, a director of the Company, is a partner in the law firm of Kramer, Levin, Naftalis & Frankel, which provides legal services for the Company and its subsidiaries.

          On April 17, 1995, Sam Houston Race Park, Ltd. (the "Partnership"), SHRP Acquisition, Inc. and SHRP Capital Corp. filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. Their bankruptcy reorganization plan has since been confirmed and the transactions contemplated by the bankruptcy plan were consummated on October 6, 1995. Since July 1993, Mr. Wade has served as a director, Vice President and Secretary of SHRP, Inc., the Partnership's sole general partner prior to the Partnership's bankruptcy reorganization, and of SHRP Capital Corp., a subsidiary of the Partnership; Mr. Schwartz has served as a director and Executive Vice President of both SHRP, Inc. and SHRP Capital Corp.; and Mr. Hurwitz has served as a director and Chairman of the Board of SHRP, Inc., and as a director, Chairman of the Board and President of SHRP Capital Corp.

          Currently, Mr. Pierno has an outstanding loan from the Company bearing interest at 6% per annum with a principal balance of $37,500. Such loan is secured by real estate owned by Mr. Pierno. As of February 28, 1995, the Company entered into an amendment of Mr. Pierno's promissory note evidencing such loan which provides that (i) installments of $18,750 be paid on each of December 31, 1995, 1996 and 1997, with any remaining principal balance, together with accrued interest, to be paid in full on December 31, 1998; and (ii) the loan also be secured by any amounts to which Mr. Pierno may be entitled pursuant to the Company's Revised Capital Accumulation Plan. Pursuant to the terms of Mr. Pierno's employment agreement, he also borrowed an additional $200,000 bearing interest at 6% per annum, with interest being payable monthly and principal being due December 15, 1998, as amended (with prepayments due upon the exercise by Mr. Pierno of any SARs granted pursuant to the agreement or employee benefit plan). Such promissory note is also secured by any amounts to which Mr. Pierno may be entitled pursuant to the Company's Revised Capital Accumulation Plan.


          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          The Non-Employee Director Plan provides that each non-employee director is automatically granted an option to purchase 300 shares of Common Stock each year the day following each annual meeting. Each of Messrs. Cruikshank, Levin and Rosenberg received such a grant on May 22, 1996. The Company has historically assumed primary responsibility for advising its directors and officers as to their obligations under Section 16(a) of the Exchange Act. Section 16(a) requires that a Form 4 or a Form 5 be filed reporting such grant. Such filing should have occurred not
later than February 14, 1997.   While preparing Forms 5 and related
materials in February 1997, Company personnel inadvertently failed to note that a filing had not been made with respect to the May 22, 1996 grants.
In the course of completing this Proxy Statement, Company personnel noticed this oversight and appropriate Forms 5 were subsequently filed.

                               OTHER MATTERS

SOLICITATION OF PROXIES

          The cost of this proxy solicitation will be borne by the Company. In addition to solicitations by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, and personal meetings and interviews. In addition to solicitation services to be provided by Corporate Investors Communications, Inc. ("CIC"), as described below, proxies may be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries or fees). Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Stock and Preferred Stock of the Company and such entities will be reimbursed for their expenses. The Company has retained CIC at a fee estimated not to exceed $45,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies (which amount is included in the estimate of total expenses above). It is anticipated that approximately _____ employees of CIC may solicit proxies.


INDEPENDENT PUBLIC ACCOUNTANTS

          The Company has appointed Arthur Andersen LLP as its independent public accountants through the conclusion of the audit with respect to the Company's 1996 fiscal year. Representatives of Arthur Andersen LLP plan to attend the Annual Meeting of Stockholders and will be available to answer appropriate questions. Such representatives will also have an opportunity to make a statement at the meeting, if they so desire.

STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

          Proposals which stockholders intend to present at the 1998 annual meeting of stockholders (other than those submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Proxy Rules of the
SEC) must be received by the Company no earlier than ____________, 1998 and no later than _____________, 1998 to be presented at the meeting. Proposals pursuant to Rule 14a-8 of the Proxy Rules must be received by December ____, 1997, to be eligible for inclusion in the proxy material for that meeting. Any such stockholder proposals must be sent to the Company's Secretary at its executive offices at 5847 San Felipe, Suite 2600, Houston, Texas 77057.

                              By Order of the Board of Directors




                              BYRON L. WADE
                              Secretary

April __, 1997
Houston, Texas


                                 APPENDIX A

                             BUSINESS ADDRESSES

          Unless otherwise indicated below, the business address of each of the directors is the address of the Company's principal executive offices:

                    Robert J. Cruikshank
                    River Oaks Trust Building
                    2001 Kirby Dr., Box 106
                    Houston, Texas  77019

                    Ezra G. Levin
                    Kramer, Levin, Naftalis & Frankel
                    919 Third Avenue, 40th Floor
                    New York, New York  10022

                    Stanley D. Rosenberg
                    Rosenberg, Tuggey, Agather & Rosenthal
                    140 E. Houston St., Suite 220
                    San Antonio, Texas  78205

                              RECORD OWNERSHIP

          The table below sets forth the amount of each class of securities of the Company which the directors own of record:



         Name              Class         Amount
 --------------------  ------------ ---------------
 Charles E. Hurwitz       Common        802,874



                PURCHASES AND SALES OF STOCK OF THE COMPANY

          The table below sets forth all shares of Common Stock purchased by the Company within the past two years:


                  Number of
     Date          Shares
 ------------  --------------
 10/09/96                2,300
 10/10/96                2,300
 10/15/96                2,900
 10/29/96                8,000
 11/01/96               19,100
 11/05/96                5,000
 11/11/96                5,000
 02/25/97                6,500
 02/26/97                1,500
 03/14/97               11,500
 03/18/97                  500
 03/19/97                1,700
 03/24/97                5,000
 03/25/97                5,500
 03/27/97                1,500
 03/31/97                1,400
 04/01/97               10,400


          The following table sets forth all shares of Common Stock or Preferred Stock purchased or sold within the past two years by the directors of the Company:





            Name                Date         Class        Amount      Transaction
 -------------------------  -----------  -------------  ----------  --------------
 Robert J. Cruikshank         06/05/95       Common        1,000    Purchase

 Charles E. Hurwitz           05/05/95     Preferred       4,524    Purchase
                              12/29/95       Common        2,500    Gift to Third
                                                                    Party





--------------------------------

        Table of Contents

Notice of Annual Meeting of
  Stockholders
Proxy Statement
  Certain Information
   Concerning Participants     3
     Election of Directors     4
     Proposal Offered by the
       Foundations             4
     Other Business            5
     The Board of Directors
       and its Committees      5
     Executive Officers and
       Directors               7
     Principal Stockholders   11
     Executive Compensation   13
     Report of the
       Compensation Committees
       on Executive
       Compensation           18
     Performance Graph        22
     Certain Transactions     23
     Section 16(a) Beneficial
       Ownership Reporting
       Compliance             20
     Other Matters            27
     Appendix A              A-1

--------------------------------



          [MAXXAM Logo]


--------------------------------

  NOTICE OF 1997 ANNUAL MEETING
               AND
         PROXY STATEMENT

--------------------------------

            IMPORTANT
    PLEASE SIGN AND DATE YOUR
        WHITE PROXY CARD
    AND PROMPTLY RETURN IT IN
     THE ENCLOSED ENVELOPE.


Printed on recycled paper.




                                 MAXXAM INC.
                         5847 SAN FELIPE, SUITE 2600
                            HOUSTON, TEXAS  77057

         This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Charles E. Hurwitz and Anthony R. Pierno as proxies (each with power to act alone and with power of substitution) to vote as designated on the reverse side, all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of MAXXAM Inc. to be held on May 22, 1997, and at any and all adjournments or postponements thereof.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS
DESIGNATED BY THE UNDERSIGNED.  IF NO CHOICE IS SPECIFIED, THE
PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES TO THE
BOARD OF DIRECTORS AND "AGAINST" THE PROPOSED RESOLUTION AS SET
FORTH IN THE PROXY STATEMENT.

               (Continued and to be signed on the reverse side)

                                         MAXXAM INC.
                                         P.O. BOX 11240
                                         NEW YORK, N.Y. 10203-0240




1. ELECTION OF DIRECTORS

     (a) Stanley D. Rosenberg (for term expiring in 1998)

         /X/FOR nominee listed  /X/ WITHHOLD AUTHORITY
                                    to vote for nominee

     (b) Robert J. Cruikshank (for term expiring in 1998)

         /X/FOR nominee listed  /X/ WITHHOLD AUTHORITY
                                    to vote for nominee

     (c) Ezra G. Levin (for term expiring in 2000)

         /X/FOR nominee listed  /X/ WITHHOLD AUTHORITY
                                    to vote for nominee

2. Proposed resolution submitted by certain stockholders of the Company relating to 60,000 acres of timberlands in northern California owned by the Company's principal forest products subsidiary.

          FOR /X/   AGAINST /X/   ABSTAIN /X/

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies heretofore given by the undersigned.



          Votes MUST be indicated
          (X) in Black or Blue ink.   /X/


                                   Please note change of address
                                   or comments to the left and,
                                   if so noted, please mark here    /X/

                                    PLEASE SIGN EXACTLY AS YOUR NAME
                                    APPEARS AT LEFT.  IF STOCK IS HELD
                                    IN THE NAME OF MORE THAN ONE
                                    PERSON, EACH PERSON SHOULD SIGN.
                                    WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                    ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                    PLEASE GIVE FULL TITLE AS SUCH.  IF
                                    A CORPORATION, PLEASE SIGN IN FULL
                                    CORPORATE NAME BY PRESIDENT OR
                                    OTHER AUTHORIZED OFFICER.  IF A
                                    PARTNERSHIP, PLEASE SIGN IN
                                    PARTNERSHIP NAME BY AUTHORIZED
                                    PERSON.

                                    Date:________________________1997

                                    _________________________________
                                                 Signature

                                    _________________________________
                                        Signature if held jointly

     Please complete, sign, date and return the proxy card promptly, using the enclosed envelope.




                                 MAXXAM INC.
                         5847 SAN FELIPE, SUITE 2600
                            HOUSTON, TEXAS  77057

         This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Charles E. Hurwitz and Anthony R. Pierno as proxies (each with power to act alone and with power of substitution) to vote as designated on the reverse side, all shares of Class A $.05 Non-Cumulative Participating Convertible Preferred Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of MAXXAM Inc. to be held on May 22, 1996, and at any and all adjournments or postponements thereof.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEE TO THE BOARD OF DIRECTORS AND "AGAINST" THE PROPOSED RESOLUTION AS SET FORTH IN THE PROXY STATEMENT.

               (Continued and to be signed on the reverse side)

                                         MAXXAM INC.
                                         P.O. BOX 11240
                                         NEW YORK, N.Y. 10203-0240





1. ELECTION OF DIRECTOR
   Ezra G. Levin (for term expiring in 2000)

         /X/ FOR nominee listed  /X/ WITHHOLD AUTHORITY
                                     to vote for nominee

2. Proposed resolution submitted by certain stockholders of the Company to adopt a resolution relating to 60,000 acres of timberlands in northern California owned by the Company's principal forest products subsidiary.

          FOR /X/   AGAINST /X/   ABSTAIN /X/

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies heretofore given by the undersigned.

     Votes MUST be indicated
     (X) in Black or Blue ink.   /X/


                                   Please note change of address
                                   or comments to the left and,
                                   if so noted, please mark here    /X/

                                    PLEASE SIGN EXACTLY AS YOUR NAME
                                    APPEARS AT LEFT.  IF STOCK IS HELD
                                    IN THE NAME OF MORE THAN ONE
                                    PERSON, EACH PERSON SHOULD SIGN.
                                    WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                    ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                    PLEASE GIVE FULL TITLE AS SUCH.  IF
                                    A CORPORATION, PLEASE SIGN IN FULL
                                    CORPORATE NAME BY PRESIDENT OR
                                    OTHER AUTHORIZED OFFICER.  IF A
                                    PARTNERSHIP, PLEASE SIGN IN
                                    PARTNERSHIP NAME BY AUTHORIZED
                                    PERSON.

                                    Date:________________________1997

                                    _________________________________
                                                 Signature

                                    _________________________________
                                        Signature if held jointly

     Please complete, sign, date and return the proxy card promptly, using the enclosed envelope.